Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Second Quarter 2026 Financial Results
$1.18	11.0%	$537 million	$2.3 billion
GAAP EPS	RETURN ON COMMON EQUITY	PRE-TAX INCOME	GAAP TOTAL NET REVENUE

$1.21	11.8%	$527 million	$2.3 billion
ADJUSTED EPS[1]	CORE ROTCE[1]	CORE PRE-TAX INCOME[1]	ADJUSTED TOTAL NET REVENUE[1]

FINANCIAL HIGHLIGHTS

•	GAAP EPS of $1.18 was up 14% year over year | Adjusted EPS[1] of $1.21 was up 22% year over year

•	GAAP Pre-tax income of $537 million was up 23% year over year | Core pre-tax income[1] of $527 million was up 26% year over year

•	Return on Common Equity of 11.0% was up ~20 bps year over year | Core ROTCE[1] of 11.8% was up ~80 bps year over year

•	NIM ex. OID[1] of 3.63% was up 11 bps quarter over quarter and up 18 bps year over year

•	Common equity tier 1 ratio of 10.1% was up ~20 bps year over year | Executed $148 million of share repurchases during the quarter

OPERATIONAL HIGHLIGHTS

•	$13.3 billion of consumer auto originations sourced from a record 4.6 million consumer auto applications

•	Estimated retail auto originated yield[1] of 9.09% with 47% of volume within the highest credit quality tier

•	Retail auto net charge-offs of 157 bps were down 18 bps year over year

•	Insurance written premiums of $382 million were up 9% year over year

•	$144 billion of retail deposits | 92% FDIC insured | 87% core deposit funded

•	69 consecutive quarters of retail deposit customer growth, serving 3.6 million customers

•	Corporate Finance HFI portfolio of $13.7 billion with non-performing loans at less than 1% | ROE of 32%

CEO COMMENTS

“Our results through the first half of the year reflect the strength of our franchises and disciplined execution of our teammates,” said Chief Executive Officer, Michael Rhodes. “The actions we have taken to sharpen our focus, enhance our balance sheet, and invest in our core businesses are translating into improved earnings, expanding returns, and increasing confidence in our path forward.

Dealer Financial Services once again demonstrated the strength of our franchise. Our scale and market position drove record application volume supporting more than $13 billion in originations, up 21% year-over-year. Our underwriting approach remains disciplined and responsive to market conditions, enabling us to grow while maintaining attractive risk-adjusted returns. Insurance written premiums were up nearly 10% year-over-year as our team deepens relationships and expands our integrated dealer offering.

Corporate Finance continues to deliver, producing a 32% return on equity while maintaining exceptional credit quality. The portfolio’s resilience and growth reflect our prioritization of credit risk management and the long-standing relationships that have guided our success through cycles.

At Ally Bank, we continue to benefit from the ongoing shift toward digital-first banking. Our retail depositor base has grown for more than 17 consecutive years with industry leading retention rates reflecting the value our customers place in our unique proposition. Meanwhile, our $144 billion in retail deposits provide a durable source of funding that supports accretive growth across our franchises and reinforces our competitive position.

As we enter the second half of 2026, we are building on a position of strength. While the operating environment remains dynamic, our strategy is working, our team is aligned, and the strength of our core franchises provides the resilience and flexibility to perform across market cycles. Our earnings power and return profile continue to improve, and I am confident in our ability to deliver long-term value for shareholders.”

Second Quarter 2026 Financial Results

				Increase / (Decrease) vs.
($ millions except per share data)	2Q 26	1Q 26	2Q 25	1Q 26	2Q 25
GAAP Net Income (Loss) Attributable to Common Shareholders	$367	$291	$324	26%	13%
Core Net Income Attributable to Common Shareholders[1]	$375	$346	$309	8%	21%

GAAP Earnings per Common Share (basic or diluted as applicable)	$1.18	$0.93	$1.04	27%	14%
Adjusted EPS[1]	$1.21	$1.11	$0.99	9%	22%

Return on GAAP Shareholders’ Equity	11.0%	8.8%	10.7%	25%	2%
Core ROTCE[1]	11.8%	11.1%	11.0%	7%	7%

GAAP Common Shareholders’ Equity per Share	$44.38	$43.22	$39.71	3%	12%
Adjusted Tangible Book Value per Share[1]	$42.12	$40.93	$37.30	3%	13%

GAAP Total Net Revenue	$2,286	$2,102	$2,082	9%	10%
Adjusted Total Net Revenue[1]	$2,276	$2,179	$2,064	4%	10%

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this release.

Discussion of Second Quarter 2026 Results

Net income attributable to common shareholders was $367 million in the quarter, compared to $324 million in the second quarter of 2025.

Net financing revenue was $1.7 billion, up $168 million year over year. Net interest margin (“NIM”) of 3.59% and net interest margin excluding core OIDA of 3.63% were up 18 bps year over year.

Other revenue increased $36 million year over year to $602 million which included a $29 million increase in fair value of equity securities in the quarter compared to a $35 million increase in the second quarter of 2025. Adjusted other revenueA of $573 million increased $42 million year over year as we continue to benefit from momentum across our diversified revenue streams including Insurance, SmartAuction, and Passthrough programs.

Provision for credit losses increased $46 million year over year to $430 million, as continued improvement in credit was offset by CECL reserve build associated with asset growth during the quarter.

Noninterest expense increased $57 million year over year.

A	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Second Quarter 2026 Financial Results

				Increase/(Decrease) vs.
($ millions except per share data)	2Q 26	1Q 26	2Q 25	1Q 26	2Q 25
(a) Net Financing Revenue	$1,684	$1,589	$1,516	$95	$168
Core OID[1]	19	18	16	1	3

Net Financing Revenue (excluding Core OID)[1]	1,703	1,607	1,532	96	171
(b) Other Revenue	602	513	566	89	36
Repositioning[2]	—	0	—	(0)	—
Change in Fair Value of Equity Securities[3]	(29)	59	(35)	(88)	6

Adjusted Other Revenue[1]	573	572	531	1	42
(c) Provision for Credit Losses	430	467	384	(37)	46
Repositioning[2]	—	7	—	(7)	—

Adjusted Provision for Credit Losses[1]	430	474	384	(44)	46
(d) Noninterest Expense	1,319	1,235	1,262	84	57
Repositioning[2]	—	—	—	—	—

Adjusted Noninterest Expense[1]	1,319	1,235	1,262	84	57

Pre-Tax Income (loss) (a+b-c-d)	$537	$400	$436	$137	$101
Income Tax Expense (Benefit)	127	81	84	46	43
Net Income (Loss) from Discontinued Operations	—	—	—	—	—

Net Income (Loss)	$410	$319	$352	$91	$58
Preferred Dividends	43	28	28	15	15

Net Income (Loss) Attributable to Common Shareholders	$367	$291	$324	$76	$43

GAAP EPS (basic or diluted, as applicable)	$1.18	$0.93	$1.04	$0.25	$0.15
Core OID, Net of Tax[1]	0.05	0.05	0.04	0.00	0.01
Change in Fair Value of Equity Securities, Net of Tax[3]	(0.07)	0.15	(0.09)	(0.22)	0.01
Repositioning, Discontinued Ops., and Other, Net of Tax[2]	—	(0.02)	—	0.02	—
Significant Discrete Tax Items	—	—	—	—	—
Capital Actions (preferred redemption)	0.05	—	—	0.05	0.05

Adjusted EPS[1]	$1.21	$1.11	$0.99	$0.10	$0.21

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)	Contains non-GAAP financial measures and other financial measures. See pages 5 and 6 for definitions.
(3)

Impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’s ongoing ability to generate revenue and income.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.
($ millions)	2Q 26	1Q 26	2Q 25	1Q 26	2Q 25
Automotive Finance	$410	$336	$472	$74	$(62)
Insurance	53	28	28	25	25

Dealer Financial Services	$463	$364	$500	$99	$(37)
Corporate Finance	122	94	96	28	26
Corporate and Other	(48)	(58)	(160)	10	112

Pre-Tax Income (Loss) from Continuing Operations	$537	$400	$436	$137	$101

Core OID[1]	19	18	16	1	3
Change in Fair Value of Equity Securities[2]	(29)	59	(35)	(88)	6
Repositioning[3]	—	(7)	—	7	—

Core Pre-Tax Income[1]	$527	$470	$418	$57	$109

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Change in fair value of equity securities primarily impacts the Insurance, Corporate Finance, and Corporate and Other segments. Reflects equity fair value adjustments which requires change in the fair value of equity securities to be recognized in current period net income.

(3)	Contains non-GAAP financial measures and other financial measures. See pages 5 and 6 for definitions.

Discussion of Segment Results

Auto Finance

Pre-tax income of $410 million was down $62 million year over year, primarily driven by higher provision and noninterest expense, partially offset by higher revenue.

Net financing revenue of $1.3 billion was up $22 million year over year, primarily driven by growth in retail and commercial auto assets. Ally’s retail auto portfolio yield, excluding the impact from hedges, increased 6 bps year over year to 9.25% as the portfolio benefited from higher yielding vintages.

Provision for credit losses of $442 million was up $55 million year over year as continued improvement in retail auto credit was more than offset by CECL reserve build associated with asset growth in the quarter. The retail auto net charge-off rate of 1.57% decreased 18 bps year over year. Retail auto delinquencies 30+ days past due, inclusive of non-accrual loans, decreased 8 bps year over year to 4.80%, representing five consecutive quarters of year over year improvement.

Noninterest expense of $568 million was up $36 million year over year, primarily due to higher servicing expenses related to asset growth.

Consumer auto originations of $13.3 billion included $8.3 billion of used retail volume, or 63% of total originations, $4.2 billion of new retail volume, and $739 million of lease. Estimated retail auto originated yieldB was 9.09% in the quarter with 47% of originations in our highest credit quality tier.

End-of-period auto earning assets of $123.4 billion increased $10.0 billion year over year. End-of-period consumer auto earning assets of $97.8 billion increased $5.5 billion year over year driven by strong consumer originations. End-of-period commercial earning assets of $25.6 billion were up $4.5 billion year over year primarily driven by higher vehicle inventories.

Insurance

Pre-tax income of $53 million was up $25 million year over year. Results included a $29 million increase in fair value of equity securities compared to a $30 million increase in the prior year period. Core pre-tax incomeC of $24 million increased $26 million year over year, primarily driven by higher realized investment gains.

Insurance losses of $208 million were up $5 million year over year.

Written premiums of $382 million were up $33 million year over year.

Total investment income, excluding the change in fair value of equity securitiesD, was $85 million, up $26 million year over year driven by higher realized investment gains.

B

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

C	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
D

Change in the fair value of equity securities to be recognized in current period net income. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Discussion of Segment Results

Corporate Finance

Pre-tax income of $122 million was up $26 million year over year driven by higher net revenue and favorable provision expense.

Net financing revenue of $116 million was up $8 million year over year primarily driven by asset growth. Other revenue of $29 million was up $10 million year over year primarily driven by favorable equity investment gains and syndication income.

Provision benefit of $12 million was $10 million favorable year over year primarily due to a specific reserve release associated with the sale of a legacy healthcare cash flow exposure.

Return on equity (ROE) for the quarter was 32%.

The held-for-investment loan portfolio of $13.7 billion is 100% first lien. Criticized assets and non-accrual loan percentages remain near historically low levels at 10% and less than 1%, respectively.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.30 per share quarterly common dividend, which was unchanged year over year. Ally’s Board of Directors approved a $0.30 per share common dividend for the third quarter of 2026. Ally repurchased $148 million in shares during the quarter.

Additionally, $1.0B of fixed-rate reset perpetual preferred stock was issued at 7.1% with proceeds from the transaction used to support the redemption of $1.35B outstanding Series B preferred stock during the quarter.

Ally’s common equity tier 1 (CET1) capital ratio was 10.1%. Risk weighted assets (RWA) of $156.8 billion were up $1.6 billion quarter over quarter.

Liquidity & Funding

Cash and cash equivalentsE totaled $7.5 billion. Highly liquid securities were $20.6 billion and unused pledged borrowing capacity at the FHLB and FRB was $7.5 billion and $27.2 billion, respectively. Total current available liquidityF was $62.8 billion, 5.3x uninsured deposit balances.

Deposits represented 87% of Ally’s funding portfolio.

Deposits

Retail deposits of $143.6 billion were up $408 million year over year, and down $2.6 billion quarter over quarter. Total deposits were $154.0 billion and Ally maintained an industry-leading customer retention rateG.

The average retail deposit portfolio yield was 3.12%, down 46 bps year over year and 15 bps quarter over quarter.

Ally Bank added 63 thousand net new deposit customers in the quarter, totaling 3.6 million. Millennials and younger customers continue to comprise the largest generation segment of new customers.

E

Cash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date. See page 17 of the Financial Supplement for more details.

F

Total liquidity includes cash & cash equivalents, highly liquid securities and current unused borrowing capacity at the FHLB, and FRB Discount Window. See page 17 of the Financial Supplement for more details.

G	See definitions of non-GAAP financial measures and other key terms later in this document for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, (4) change in fair value of equity securities, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses, and adjusts for preferred stock capital actions that have been taken by the company to normalize its capital structure, as applicable for respective periods. See page 6 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, change in fair value of equity securities, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL and tax-effected Core OID balance.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered, as applicable for respective periods.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) change in fair value of equity securities (change in fair value of equity securities impacts the Insurance and Corporate Finance, and Corporate & Other segments), and (3) Repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods or businesses. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Adjusted Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including Tangible Common Equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

Net Interest Margin (excluding Core OID) is calculated using a non-GAAP measure that adjusts net interest margin by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net interest margin ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’ profitability and margins.

Net Financing Revenue (excluding Core OID) is calculated using a non-GAAP measure that adjusts net financing revenue by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net financing revenue ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’ ability to generate revenue.

Adjusted Other Revenue is a non-GAAP financial measure that adjusts GAAP other revenue for OID expenses, repositioning, and change in fair value of equity securities. Management believes adjusted other revenue is a helpful financial metric because it enables the reader better understand the business’ ability to generate other revenue.

Adjusted Total Net Revenue is a non-GAAP financial measure that management believes is helpful for readers to understand the ongoing ability of the company to generate revenue. For purposes of this calculation, GAAP net financing revenue is adjusted by excluding Core OID to calculate net financing revenue ex. core OID. GAAP other revenue is adjusted for OID expenses, repositioning, and change in fair value of equity securities to calculate adjusted other revenue. Adjusted total net revenue is calculated by adding net financing revenue ex. core OID to adjusted other revenue.

Adjusted Noninterest Expense is a non-GAAP financial measure that adjusts GAAP noninterest expense for repositioning items. Management believes adjusted noninterest expense is a helpful financial metric because it enables the reader to better understand the business’ expenses excluding nonrecurring items.

Adjusted Provision for Credit Losses is a non-GAAP financial measure that adjusts GAAP provision for credit losses for repositioning items. Management believes adjusted provision for credit losses is a helpful financial metric because it enables the reader to better understand the business’s expenses excluding nonrecurring items.

Estimated Retail Auto Originated Yield is a financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Accelerated issuance expense (Accelerated OID) is the recognition of issuance expenses related to calls of redeemable debt.

Customer retention rate is the annualized 3-month rolling average of 1 minus the monthly attrition rate; excludes escheatment.

Repositioning is primarily related to the extinguishment of high-cost legacy debt, strategic activities, and significant other one-time items.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our consumer mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to December 1, 2021, the revenue and expense activity associated with Ally Credit Card was included within the Corporate and Other segment. Ally Credit Card was moved to Assets of Operations Held for Sale on March 31, 2025. The sale of Ally Credit Card closed on April 1, 2025.

Change in fair value of equity securities impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’ ongoing ability to generate revenue and income.

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		2Q 26	1Q 26	2Q 25
GAAP Net Income (Loss) Attributable to Common Shareholders		$367	$291	$324
Discontinued Operations, Net of Tax		—	—	—
Core OID		19	18	16
Repositioning and Other		—	(7)	—
Change in the Fair Value of Equity Securities		(29)	59	(35)
Tax on: Core OID, Repo, & Change in Fair Value of Equity Securities (21% tax rate)		2	(15)	4
Significant Discrete Tax Items		—	—	—
Capital Actions (preferred redemption)		15	—	—

Core Net Income Attributable to Common Shareholders	[a]	$375	$346	$309

Denominator
Weighted-Average Common Shares Outstanding (basic or diluted as applicable, thousands)	[b]	311,035	313,219	312,434

Adjusted EPS	[a] ÷ [b]	$1.21	$1.11	$0.99

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		2Q 26	1Q 26	2Q 25
GAAP Net Income (Loss) Attributable to Common Shareholders		$367	$291	$324
Discontinued Operations, Net of Tax		—	—	—
Core OID		19	18	16
Repositioning and Other		—	(7)	—
Change in Fair Value of Equity Securities		(29)	59	(35)
Tax on: Core OID, Repo, & Change in Fair Value of Equity Securities (21% tax rate)		2	(15)	4
Significant Discrete Tax Items		—	—	—
Capital Actions (preferred redemption)		15	—	—

Core Net Income Attributable to Common Shareholders	[a]	$375	$346	$309

Denominator (Average, $ millions)
GAAP Shareholders’ Equity		$15,550	$15,554	$14,390
Preferred Equity		(2,150)	(2,324)	(2,324)

GAAP Common Shareholders’ Equity		$13,400	$13,230	$12,066
Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(187)	(187)	(241)

Tangible Common Equity		$13,213	$13,042	$11,824
Tax-effected Core OID balance (tax rate 21%)		(508)	(523)	(563)
Adjusted Tangible Common Equity	[b]	$12,705	$12,520	$11,261

Core Return on Tangible Common Equity	[a] ÷ [b]	11.8%	11.1%	11.0%

Adjusted Tangible Book Value per Share

Numerator ($ millions)		2Q 26	1Q 26	2Q 25
GAAP Shareholders’ Equity		$15,491	$15,609	$14,547
Preferred Equity		(1,976)	(2,324)	(2,324)

GAAP Common Shareholders’ Equity		$13,515	$13,285	$12,223
Goodwill and Identifiable Intangible Assets, Net of DTLs		(187)	(187)	(187)

Tangible Common Equity		13,328	13,098	12,036
Tax-effected Core OID Balance (21% tax rate)		(501)	(516)	(557)

Adjusted Tangible Book Value	[a]	$12,827	$12,582	$11,479
Denominator
Issued Shares Outstanding (period-end, thousands)	[b]	304,543	307,408	307,787
Metric
GAAP Common Shareholders’ Equity per Share		$44.38	$43.22	$39.71
Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(0.61)	(0.61)	(0.61)

Tangible Common Equity per Share		$43.76	$42.61	$39.10
Tax-effected Core OID Balance (21% tax rate) per Share		(1.64)	(1.68)	(1.81)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$42.12	$40.93	$37.30

Adjusted Efficiency Ratio

Numerator ($ millions)		2Q 26	1Q 26	2Q 25
GAAP Noninterest Expense		$1,319	$1,235	$1,262
Insurance Expense		(434)	(350)	(424)
Repositioning and Other		—	—	—

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$885	$885	$838
Denominator ($ millions)
Total Net Revenue		$2,286	$2,102	$2,082
Core OID		19	18	16
Repositioning Items		—	0	—
Insurance Revenue		(487)	(378)	(452)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,818	$1,742	$1,646
Adjusted Efficiency Ratio	[a] ÷ [b]	48.7%	50.8%	50.9%

Original Issue Discount Amortization Expense ($ millions)

	2Q 26	1Q 26	2Q 25
GAAP Original Issue Discount Amortization Expense	$20	$19	$18
Other OID	(1)	(1)	(2)

Core Original Issue Discount (Core OID) Amortization Expense	$19	$18	$16

Outstanding Original Issue Discount Balance ($ millions)

	2Q 26	1Q 26	2Q 25
GAAP Outstanding Original Issue Discount Balance	$(649)	$(670)	$(727)
Other Outstanding OID Balance	16	17	22

Core Outstanding Original Issue Discount Balance (Core OID Balance)	$(634)	$(653)	$(705)

($ millions)
Net Financing Revenue (Excluding Core OID)		2Q 26	1Q 26	2Q 25
GAAP Net Financing Revenue	[w]	$1,684	$1,589	$1,516
Core OID		19	18	16

Net Financing Revenue (Excluding Core OID)	[a]	$1,703	$1,607	$1,532

Adjusted Other Revenue		2Q 26	1Q 26	2Q 25
GAAP Other Revenue	[x]	$602	$513	$566
Accelerated OID & Repositioning Items		—	0	—
Change in Fair Value of Equity Securities		(29)	59	(35)

Adjusted Other Revenue	[b]	$573	$572	$531

Adjusted Total Net Revenue		2Q 26	1Q 26	2Q 25
Adjusted Total Net Revenue	[a]+[b]	$2,276	$2,179	$2,064

Adjusted Provision for Credit Losses		2Q 26	1Q 26	2Q 25
GAAP Provision for Credit Losses	[y]	$430	$467	$384
Repositioning		—	7	—

Adjusted Provision for Credit Losses	[c]	$430	$474	$384

Adjusted Noninterest Expense		2Q 26	1Q 26	2Q 25
GAAP Noninterest Expense	[z]	$1,319	$1,235	$1,262
Repositioning		—	—	—

Adjusted Noninterest Expense	[d]	$1,319	$1,235	$1,262

Core Pre-Tax Income		2Q 26	1Q 26	2Q 25
Pre-Tax Income (Loss)	[w]+[x]-[y]-[z]	$537	$400	$436

Core Pre-Tax Income	[a]+[b]-[c]-[d]	$527	$470	$418

Insurance Non-GAAP Walk to Core Pre-Tax Income

($ millions)	2Q 2026			2Q 2025
	GAAP	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Change in the fair value of equity securities	Non-GAAP[1]
Insurance
Premiums, Service Revenue Earned and Other	$373	$—	$373	$363	$—	$363
Losses and Loss Adjustment Expenses	208	—	208	203	—	203
Acquisition and Underwriting Expenses	226	—	226	221	—	221
Investment Income and Other	114	(29)	85	89	(30)	59

Pre-Tax Income from Continuing Operations	$53	$(29)	$24	$28	$(30)	$(2)

[1]	Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the second quarter 2026 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) includes the nation’s largest all-digital bank and auto finance business, driven by a mission to “Do It Right” for its customers and communities. Ally is a U.S. financial holding company with $200 billion in assets and 9.6 million customers (as of June 30, 2026). Ally Bank, Member FDIC, offers online banking products, including high-yield savings and no hidden fee checking, and was the first major U.S. bank to eliminate overdraft fees. Ally also provides investing solutions through Ally Invest, including online brokerage, automated investing, IRAs and personal advice. As a leader in auto finance, Ally provides consumer and dealer financing, insurance, and vehicle remarketing services. Ally’s seasoned corporate finance business provides capital to equity sponsors and middle-market companies. Visit ally.com

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the presentation or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about the outlook for financial and operating metrics and performance and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “preliminary,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. In particular, forward-looking statements about Ally’s outlook, including expectations regarding net interest margin, adjusted other revenue, net-charge offs, non-interest expenses, capital, average earning assets, and other forward-looking statements are based on our current expectations and are subject to various important factors that could cause actual results to differ materially, including general economic conditions, expectations regarding interest rates and inflation, monetary and fiscal policies in the United States and other jurisdictions, the composition of our balance sheet, including with respect to our loan and securities portfolios, the impact of our strategic initiatives, including recent initiatives involving our Credit Card and Mortgage operations, demand for new and used vehicles, new and used vehicle values and the impact of escalating tariffs and other trade policies on us, our customers and our strategic partners, and the economic impacts, volatility and uncertainty resulting therefrom.

You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described above and in our Annual Report on Form 10-K for the year ended December 31, 2025, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”).

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the document. This document also includes forward-looking non-GAAP financial measures, such as outlooks for Net Interest Margin (ex. OID), Adjusted Other Revenue and Adjusted Noninterest Expense. We are unable to provide a reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the inherent difficulty in forecasting and quantifying the occurrence and financial impact of various items that have not yet occurred, are out of our control or cannot be reasonably predicted. Forward-looking non-GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases, as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Sean Leary	Peter Gilchrist
Ally Investor Relations	Ally Communications (Media)
704-444-4830	704-644-6299
sean.leary@ally.com	peter.gilchrist@ally.com